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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



                                                  Commission  File  No.
                                                                        -----

[  ] Form 10-K  [  ] Form 20-F  [  ] Form  11-K  [X] Form 10-Q  [  ] Form  N-SAR

For  Period  Ended:
                     -----------------------------------------------------------

[  ]     Transition  Report  on  Form  10-K
[  ]     Transition  Report  on  Form  20-F
[  ]     Transition  Report  on  Form  11-K
[  ]     Transition  Report  on  Form  10-Q
[  ]     Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:     March  31,  2000
                                      ------------------------------------------

  Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If  the  notification  relates  to  a  portion of the filing checked above, identify  the  Item(s)  to  which  the  notification  relates:

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================================================================================
Part  I-Registrant  Information
================================================================================

     Full  Name  of  Registrant:       Trans-Global  Holdings,  Inc.
                                       --------------------------------
     Former  Name  if  Applicable:
                                       --------------------------------
     Address  of  Principal  Executive
     Office  (Street  and  Number):    1719 S. Mannheim Road
                                       --------------------------------

     City,  State  and  Zip  Code:     Des  Plaines,  IL.  60018-2143
                                       ------------------------------

================================================================================
Part  II-Rules  12b-25  (b)  and  (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X  ]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[  ]     (b)      The  subject  annual  report,  semi-annual  report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c)      The  accountant's  statement or other exhibit required by Rule
                  12b-25(c)  has  been  attached  if  applicable.

================================================================================
Part  III-Narrative
================================================================================

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Additional  time  is  required  to  complete  comparative  analysis.

Information  to  file  a  correct  10-QSB  was  not  received  in  time.

                                                 (Attach Extra Sheets if Needed)

================================================================================
Part  IV-Other  Information
================================================================================

     (1) Name and telephone number of person to contact in regard to this notification:

                    John F. La Monica     (847)            827-5950
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                           (Name)      (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                   [X  ]     Yes     [  ]     No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   [  ]     Yes     [ X ]     No

     If so: attach the explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Trans-Global Holdings, Inc.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      May  15,  2000          By:     John  F.  La  Monica  CEO
         ---------------------           ----------------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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